Amendment to Employment Agreement

by and between Jerry L. Morris and

Southern Star Central Corporation and Southern Star Central Gas Pipeline, Inc.

WHEREAS, Jerry L. Morris (the “Executive”) and Southern Star Central Corporation (the “Company”) and Southern Star Central Gas Pipeline, Inc. (“SSCGP”) entered into an employment agreement dated May 13, 2005 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement to extend the term of the Employment Agreement and to provide a change in control bonus.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.  Section 4 is hereby deleted in its entirety and the following is inserted in its place:

(a)

Subject to earlier termination pursuant to the provisions of Paragraphs 4(b), 4(c), 4(d) and 4(e) below, the term of your employment hereunder is for a period of five (5) years commencing as of closing date of the acquisition of the Company and SSCGP by General Electric Capital Corporation (the “Commencement Date”) and terminating on the fifth anniversary of the Commencement Date (the “Initial Term”); provided, however, the term of this Agreement shall be automatically extended for one-year terms on the expiration of the Initial Term or such extended term unless either party to this Agreement notifies the other in writing at least ninety (90) days prior to the expiration of the Initial Term or any extended term that such party does not want the term to be extended.

(b)

In the event of your death at any time during the term hereof, your employment by SSCGP shall be deemed to have ceased as of the date of your death without notice to your estate.  If, during any twelve (12) month period (not limited to a calendar year), you are absent from your employment or substantially unable to perform such duties as are required of you pursuant to the provisions hereof by reason of illness or other incapacity, or any other cause of whatsoever nature, notwithstanding any reasonable accommodation as may be required by applicable law, for more than ninety (90) consecutive days, the Company may, upon at least ten (10) days’ prior written notice to you (which notice shall fix the date of termination of this Agreement) terminate the term of your employment hereunder.  Upon the termination of the term of your employment hereunder as aforesaid, except as provided in Paragraph 6, the Company and its subsidiaries and affiliates shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available to you under SSCGP’s benefit plans, any accrued and unpaid salary and vacation benefits, a prorated incentive bonus assuming you would have achieved the maximum bonus for which you were eligible and any authorized but unreimbursed expenses.

(c)

During the term of your employment hereunder, in the event the Board directs a change in the Executive’s principal place of employment to a location that is more than 50 miles from the Executive’s current place of employment, Executive shall have the right to terminate this agreement and except a provided in Paragraph 6, Executive shall receive, in lieu of any other severance benefit payable under the terms of this Agreement, a severance payment equal to the severance payment otherwise payable to an eligible employee with equivalent service  under the Southern Star Severance Pay Plan (Non-union) (“SSCGP Severance Plan”).

(d)

If, during the term of this Agreement, your employment is involuntarily terminated by the Company other than for death, disability or Cause, as that term is defined below, or, if your employment is voluntarily terminated by you for Good Reason as defined below, except as provided in Paragraph 6, you will be paid a severance benefit equal to two (2) times your annual base salary then in effect plus an amount equal to an average of your Annual Bonus Award Percentage paid during the term of this Agreement, including any subsequent renewal periods, for up to the three full years preceding the termination of your employment, applied to your annual base salary then in effect.  For purposes of this Agreement, your annual bonus shall mean the amount paid to you under the SSCGP Incentive Bonus Plan and shall not include any compensation which may be payable to you pursuant to Paragraph 6 of this Agreement or any other incentive compensation program or award.  Any severance pay set forth in this Paragraph 4(d) shall be paid in one lump sum payment within 30 days after the effective date of your employment termination date, net of applicable withholding taxes and any other amounts due the Company or any of its subsidiaries or affiliates.  If you resign voluntarily from SSCGP other than for Good Reason, as defined below, you will not be entitled to any benefits set forth in this Paragraph 4(d).  As a condition of receiving the consideration set forth in this Paragraph 4(d), you will be required to sign a general waiver and release of any claims you may have against SSCGP, the Company, and any of its subsidiaries or affiliates as well as a non-solicitation agreement.  If you receive severance benefits under the terms of this Paragraph 4(d), you shall not be entitled to any severance benefits under the SSCGP Severance Plan.  Notwithstanding any provision of the SSCGP post retirement medical benefit plan to the contrary, if during the term of this Agreement your employment is involuntarily terminated on or after the attainment of age 50, other than for death, disability or Cause, you will be deemed to be a retired employee for purposes of qualification under the Company’s pension and post-retirement medical plans, and any other applicable post-retirement plans, with age and years of service bridged from the date of termination to age 55; provided, however, the Company, SSCGP or their affiliates may, at their sole discretion provide some or all of the additional benefits or the value of the additional benefits contemplated under this sentence under new or existing non-qualified benefit plans of the Company, SSCGP or their affiliates.

(e)

SSCGP shall have the right at any time to terminate your employment hereunder for Cause, which termination shall be effective immediately upon the issuance by SSCGP of written notice to you.  For the purposes of this Agreement, “Cause” shall mean (i) the intentional refusal (except by reason of incapacity due to physical or mental illness or disability) by you to devote your entire business time to the performance of your duties hereunder as provided in Section 1 above, (ii) a breach by you of the provisions of  SSCGP’s Trade Secret Agreement (a copy of which is annexed hereto as Exhibit A), (iii) your conviction (including a conviction on a nolo contendre plea) of a felony, (iv) your theft or misappropriation of assets of SSCGP, or any of its subsidiaries or affiliates, (v) any willful, intentional or grossly negligent act by you having the effect of injuring the reputation or business of SSCGP, or any of its subsidiaries or affiliates, or (vi) your repeated or continued failure, neglect or refusal, to perform your duties as an employee of SSCGP.

(f)

For purposes of this Agreement, “Good Reason” means the good faith determination by the Executive that any one or more of the following have occurred:

(i)

without the express prior written consent of the Executive, SSCGP effects any material change(s) in any of the position, duties, authority or responsibilities of the Executive which are inconsistent in any material respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 of this Agreement, which action is not remedied by SSCGP promptly after receipt of notice thereof given by the Executive;

(ii)

a reduction by SSCGP of Executive’s base annual salary as in effect on the Effective Date, or as the same may be increased from time to time thereafter without the consent of the Executive;

(iii)

any failure by the SSCGP to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial and inadvertent failure remedied by SSCGP promptly after receipt of notice thereof given by the Executive; or

(iv)

any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination (as hereinafter defined).  Any termination of Executive’s employment by SSCGP for Cause or by Executive for Good Reason shall be communicated by written notice of termination to the other party hereto, which notice (a “Notice of Termination”) shall indicate the nature of the termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

2.  The first two paragraphs of Section 6 are hereby deleted in their entirety and the following is inserted in its place:

6.

In further consideration of the services to be performed under this Agreement, subject to the approval of the shareholders of the Company consistent with the approval standards of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, the Company shall pay you the following amounts as of the dates set forth below, provided that, subject to the exceptions noted below, you remain in employment as of each such date:

Promptly upon the Commencement Date hereof -

$1,050,000

First Anniversary -

$   630,000

Second Anniversary -

$   630,000

Third Anniversary -

$   630,000

Fourth Anniversary -

$   630,000

Fifth Anniversary -

$   630,000

With the exception of the payment due on the Commencement Date hereof, each payment referred to in this Paragraph 6 shall be paid in one lump sum payment within 30 days after the relevant date, net of applicable withholding taxes.  Notwithstanding the provisions of Paragraph 4, if your employment terminates prior to the fifth anniversary of the Commencement Date pursuant to Paragraphs 4(a), 4(b) (due to death but not disability), 4(c) or 4(d), any unpaid amounts per this Paragraph 6 will be paid to you in one lump sump payment, net of applicable withholding taxes, within 30 days after the effective date of your employment termination, provided that, if you resign voluntarily from SSCGP other than for Good Reason, or are terminated for Cause, as defined in Paragraph 4(e), you will forfeit any unpaid amounts that would otherwise be payable to you per this Paragraph 6.  If your employment terminates prior to the fifth anniversary of the Initial Term of this Agreement pursuant to Paragraph 4(b)(due to disability), you will receive any unpaid amounts that would otherwise be payable to you pursuant to this Paragraph 6 in accordance with the payment schedule set forth above as if there was no termination of employment.

3.  The second sentence of Paragraph 13 is hereby deleted in its entirety and the following is inserted in its place:

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place to the extent the Company does not perform this obligation.

4.  In all other respects, the Employment Agreement is hereby the Employment Agreement as amended is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

SOUTHERN STAR CENTRAL CORPORATION
By:	/s/ Michael J. Walsh
Name: Michael J. Walsh
Title: Treasurer
Date: August 11, 2005

SOUTHERN STAR CENTRAL GAS PIPELINE, INC.
By:	/s/ Michael J. Walsh
Name: Michael J. Walsh
Title: Chief Executive Officer and Treasurer
Date: August 11, 2005

JERRY L. MORRIS
By:	Jerry L. Morris

Date: August 11, 2005